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                                                                   EXHIBIT 23.02
                   Consent of KPMG LLP, Independent Auditors

The Board of Directors
Exodus Communications, Inc.:

We consent to the incorporation herein by reference of our report dated January 26, 1999, except as to Note 9, which is as of November 23, 1999, and except as to Note 10, which is as of December 14, 1999, relating to the consolidated balance sheets of Exodus Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the Prospectus filed pursuant to Rule 424(b) of Exodus Communications, Inc. on February 14, 2000. We also consent to the incorporation by reference in the registration statement of our report dated November 23, 1999, except as to Note 9, which is as of December 14, 1999, relating to the supplemental consolidated balance sheets of Exodus Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related supplemental consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related supplemental financial statement schedule, which report appears in the Prospectus filed pursuant to Rule 424(b) of Exodus Communications, Inc. dated February 14, 2000.

                                            /s/ KPMG LLP

Mountain View, California
March 8, 2000